EXHIBIT 3.1

SUMMARY OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PG&E CORPORATION
[EFFECTIVE AS OF JUNE 21, 2019]

FIRST: The name of the Corporation shall be

PG&E CORPORATION

SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD:

I.     The Board of Directors of the Corporation shall consist of such number of directors, not less than eight (8) nor more than fifteen (15), as shall be prescribed in the Bylaws.

II.    The Board of Directors by a vote of two-thirds of the whole Board may appoint from the directors an Executive Committee, which Committee may exercise such powers as may lawfully be conferred upon it by the Bylaws of the Corporation. Such Committee may prescribe rules for its own government and its meetings may be held at such places within or without California as said Committee may determine or authorize.

FOURTH: No shareholder may cumulate votes in the election of directors. This Article FOURTH shall become effective only when the Corporation shall have become a “listed corporation” within the meaning of Section 301.5 of the California Corporations Code.

FIFTH: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SIXTH: The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaws, resolutions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code

SEVENTH:

I.    The Corporation is authorized to issue two classes of shares, to be designated respectively Preferred Stock (“Preferred Stock”) and Common Stock (“Common “Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is 885,000,000, of which 85,000,000 shall be Preferred Stock and 800,000,000 shall be Common Stock.

II.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the designation and number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of California. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. If the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

EIGHTH:

The directors of the Corporation, when evaluating any proposal or offer which would involve (i) a merger or consolidation of the Corporation or any of its subsidiaries with another person, (ii) a sale of all or substantially all of the assets of the Corporation or any of its subsidiaries, (iii) a tender offer or exchange offer for any capital stock of the Corporation or any of its subsidiaries, or (iv) any similar transactions, shall give due consideration to all factors they may consider relevant. Such factors may include, without limitation, (a) the adequacy, both in amount and form, of the consideration offered in relation not only to the current market price of the Corporation’s outstanding securities, but also the current value of the Corporation in a freely negotiated transaction with other potential acquirers and the Board’s estimate of the Corporation’s future value (including the unrealized value of its properties, assets and prospects) as an independent going concern, (b) the financial and managerial resources and future prospects of the acquirer, and (c) the legal, economic, environmental, regulatory and social effects of the proposed transaction on the Corporation’s and its subsidiaries’ employees, customers, suppliers and other affected persons and entities and on the communities and geographic areas in which the Corporation and its subsidiaries operate, provide utility service or are located, and in particular, the effect on the Corporation’s and its subsidiaries’ ability to safely and reliable meet any public utility obligations they may have at reasonable rates.